UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 23, 2015

(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund II

(Exact name of registrant as specified in its charter)

Michigan	0-15940	38-2702802
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Daines Street, Suite 300, Birmingham, MI 48009

 (Address of principal executive offices) (Zip Code)

248-645-9220

 Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENT

Uniprop Manufactured Housing Communities Income Fund II (the ”Fund”) owns seven manufactured housing communities in Michigan, Nevada, Florida and Minnesota.

The Fund has received an unsolicited offer of $14,200,000 from Meritus Communities, LLC for the purchase of three of its manufactured housing communities located in Michigan. Following an affirmative recommendation from the Consultant and approval of the Board of Directors, on June 22, 2015, the Fund entered into a Contract for Sale and Purchase of Real and Personal Property with Meritus Communities, LLC for the sale of:

Camelot Manor, Grand Rapids, Michigan	$5,100,000
Dutch Hills, East Lansing, Michigan	$4,550,000
Stonegate, Lansing, Michigan	$4,550,000

The pricing is based on the sale of all three properties. There is a thirty (30) day Due Diligence period, with a subsequent Closing Date thirty (30) days upon expiration of the Due Diligence period. According to the most recent appraisal in February 2015, the communities had market values totaling $6,100,000, as follows:

Camelot Manor, Grand Rapids, Michigan	$2,200,000
Dutch Hills, East Lansing, Michigan	$2,000,000
Stonegate, Lansing, Michigan	$1,900,000

Net cash proceeds from the sale upon closing, are estimated to be approximately $9,500,000.

While the Fund’s management believes that the buyer is financially capable of completing the proposed transaction and fully intends to consummate the purchase, there can be no assurance that the closing will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II (Registrant)

Dated: June 23, 2015

By:	Genesis Associates Limited Partnership,
General Partner

By:	Uniprop Inc.,
its Managing General Partner

By:	/s/ Susann E. Kehrig

Susann E. Kehrig, Principal Financial Officer